EXHIBIT 21.1

SUBSIDIARIES

Luna Technologies, Inc.
General Photonics Corporation
OptaSense Holdings Limited
OptaSense Limited
OptaSense Inc.
OptaSense Canada Ltd.
Luna Innovations Germany GmbH (formerly NKT Photonics GmbH)
LIOS Technology Inc.